Filed Pursuant to Rule 433
Registration No. 333-134553

FX Basket-Linked Note

“European Basket wih Downside Digital	Preliminary Terms and Conditions
Payment”	May 16, 2007
Contact: + 1 212 526 2237

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Summary Description

This note allows an investor to hold via a single basket a long position in the Swedish Krona (SEK), Norwegian Krone (NOK), Russian Ruble (RUB), and the Hungarian Forint (HUF), in each case relative to the U.S. Dollar (USD).  If the Basket Return, which is linked to the performance of the long currencies vs. the USD, is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by the product of [125-130]% (the Leverage) and the appreciation in the Basket Return (that is, the amount by which the Basket Return exceeds zero).  If the Basket Return on the Valuation Date is less than or equal to zero, then the investor will receive at maturity a single payment equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by [3.0]%.  Accordingly, if the Basket Return on the Valuation Date is greater than zero but the product of the Basket Return and the Leverage is less than [3.0]%, a noteholder will receive a payment at maturity that is less than the payment that noteholder would have received had the Basket Return been less than or equal to zero.  The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)

Issue Size	USD [TBD]

Issue Price	100%

Principal Protection	100%

Trade Date	[TBD]

Issue Date	Trade Date + [4] Business Days

Valuation Date

Maturity Date – [4] Valuation Business Days; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Disruption Events” below).

Maturity Date	Issue Date + [18] Months

Reference Currencies	Swedish Krona (SEK), Norwegian Krone (NOK), Russian Ruble (RUB), and the Hungarian Forint (HUF)

Leverage	[125-130]%

Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount

Additional Amount	A single USD payment on the Maturity Date equal to the principal amount of each note multiplied by:

	3.00%	If Basket Return is less than or equal to 0.0
	Leverage * Basket Return	If Basket Return is greater than 0.0

Basket Return	The sum of the Weighted Currency Returns.

Weighted Currency	For each Reference Currency:
Returns
	Weighting * {	Initial Reference Currency Rate-Settlement Rate	}
Settlement Rate

Weightings and Initial Reference Currency Rates	The Weighting and Initial Reference Currency Rate for each Reference Currency is as set forth below:

Initial Reference
	Reference Currency	Weighting	Currency Rate

	Swedish Krona (SEK)	25%	TBD
	Norwegian Krone (NOK)	25%	TBD
	Russian Ruble (RUB)	25%	TBD
	Hungarian Forint (HUF)	25%	TBD

The Initial Reference Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date.

Reference Exchange Rate	The spot exchange rate for each of the Reference Currencies quoted against the U.S. dollar expressed as number of units of the Reference Currency per USD 1.

Settlement Rate	For each Reference Currency, the Reference Exchange Rate on the Valuation Date, determined in accordance with the applicable Settlement Rate Option (subject to the occurrence of a Disruption Event).

Settlement Rate Option	For each Reference Currency as set forth below:
and Valuation
Business Day:	Reference
	Currency	Screen Reference	Valuation Business Day

	SEK	1FED	New York
	NOK	1FED	New York
	RUB	EMTA	Moscow and New York
	HUF	The EUR/HUF rate on ECB37 divided by the EUR/USD rate on ECB37	TARGET

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the prospectus supplement dated May 30, 2006 for the issuer’s Medium Term Notes, Series I.

Business Day	New York

Business Day Convention	Following

Disruption Events	If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:

• for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•      for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006, for the issuer’s Medium Term Notes, Series I).

A “Disruption Event” means any of the following events with respect to a Reference Currency, as determined in good faith by the Calculation Agent:

(A)  the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the Reference Currency Jurisdiction for that Reference Currency to accounts outside that Reference Currency Jurisdiction; or (y) the conversion of the Reference Currency into USD through customary legal channels; or

(B) the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)   the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.

Identifier	ISIN: TBD

CUSIP: TBD

Settlement System	DTC

Denominations	USD 1,000 and whole multiples of USD 1,000

Issue Type	US MTN

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Exchange Rates

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending May 9, 2004 through the week ending May 13, 2007 using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar.  The spot exchange rates used to calculate the Basket Return are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Return or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Return

The following chart shows the hypothetical Basket Return at the end of each week in the period from the week ending May 9, 2004 through the week ending May 13, 2007, based on the hypothetical composite performance of the Reference Currencies using data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The Basket Return was indexed to a level of 0.0 based upon the Reference Exchange Rates determined on May 16, 2007, based upon Initial Reference Currency Rates determined on that day.  The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Return described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.  For purposes of the notes and the determination of the Additional Amount, the Basket Return will be indexed to 0.0 on the Trade Date.

Hypothetical Redemption Amount Payment Examples

The following hypothetical payment examples for this note show scenarios for the Redemption Amount and Additional Amount payable at maturity of the notes, based on hypothetical values for the Leverage (130%) and the Initial Reference Currency Rates (each of which will be determined on the Trade Date) and for the Settlement Rates and resulting Basket Return (which will be determined on the Valuation Date).  The following results are based solely on the hypothetical examples cited; the Initial Reference Currency Rate and Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.  Numbers in the examples have been rounded for ease of analysis.

Example 1: SEK, NOK, RUB and HUF each appreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of 0.0784, or 7.84%, which is greater than zero, and therefore an Additional Amount of 10.19% (equal to the Basket Return times the Leverage of 130%), and a Redemption Amount of 110.19%, times the principal amount of the notes.

Because the Basket Return is 0.0784, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,101.90 per $1,000 note (reflecting an Additional Amount of 10.19% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 130% * 0.0784) = $1,101.90

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
SEK	6.7620	6.4239	25%	0.0132
NOK	6.0105	5.5297	25%	0.0217
RUB	25.7460	23.4289	25%	0.0247
HUF	182.3000	169.54	25%	0.0188
Basket Return = Sum of Weighted Currency Returns =				0.0784

Example 2: SEK, NOK, RUB and HUF each depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of –0.0901, or –9.01%, and because the Basket Return is less than zero, an Additional Amount of 3.00%, and a Redemption Amount of 103.00%, times the principal amount of the notes.

Because the Basket Return is –0.0901, which is less than zero, the Redemption Amount payable at maturity is $1,030.00 per $1,000 note (reflecting an Additional Amount of 3.00% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 3.0%) = $1,030.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
SEK	6.7620	7.1001	25%	–0.0119
NOK	6.0105	6.6116	25%	–0.0227
RUB	25.7460	29.3504	25%	–0.0307
HUF	182.3000	202.35	25%	–0.0248
Basket Return = Sum of Weighted Currency Returns =				–0.0901

Example 3: SEK and NOK appreciate relative to their Initial Reference Currency Rates while RUB and HUF depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of 0.0108, or 1.08%, which is greater than zero, and therefore an Additional Amount of 1.40% (equal to the Basket Return times the Leverage of 130%), and a Redemption Amount of 101.40%, times the principal amount of the notes.

Because the Basket Return is 0.0108, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,014.00 per $1,000 note (reflecting an Additional Amount of 1.40% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 130% * 0.0108) = $1,014.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
SEK	6.7620	6.0858	25%	0.0278
NOK	6.0105	5.2892	25%	0.0341
RUB	25.7460	29.6079	25%	–0.0326
HUF	182.3000	196.88	25%	–0.0185
Basket Return = Sum of Weighted Currency Returns =				0.0108

Example 4: RUB and HUF appreciate relative to their Initial Currency Rates while SEK and NOK depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of –0.0115, or –1.15%, and because the Basket Return is less than zero, an Additional Amount of 3.00%, and a Redemption Amount of 103.00%, times the principal amount of the notes.

Because the Basket Return is –0.0115, which is less than zero, the Redemption Amount payable at maturity is $1,030.00 per $1,000 note (reflecting an Additional Amount of 3.00% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 3.0%) = $1,030.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
SEK	6.7620	7.7763	25%	–0.0326
NOK	6.0105	6.8520	25%	–0.0307
RUB	25.7460	24.9736	25%	0.0077
HUF	182.3000	154.96	25%	0.0441
Basket Return = Sum of Weighted Currency Returns =				–0.0115

Example 5: SEK and RUB appreciate relative to their Initial Reference Currency Rates while NOK and HUF depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of 0.0439, or 4.39%, which is greater than zero, and therefore an Additional Amount of 5.71% (equal to the Basket Return times the Leverage of 130%), and a Redemption Amount of 105.71%, times the principal amount of the notes.

Because the Basket Return is 0.0439, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,057.10 per $1,000 note (reflecting an Additional Amount of 5.71% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 130% * 0.0439) = $1,057.10

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
SEK	6.7620	6.1534	25%	0.0247
NOK	6.0105	6.3110	25%	–0.0119
RUB	25.7460	22.1416	25%	0.0407
HUF	182.3000	189.5920	25%	–0.0096
Basket Return = Sum of Weighted Currency Returns =				0.0439